Exhibit 10.2
MEMORANDUM OF UNDERSTANDING between UK Coal Mining Limited of Harworth Park, Doncaster, South Yorkshire DN118DB (“UKCML”) and Global Clean Energy Inc. of 2005, 3095 S. Parker Road, Aurora, Colorado 80014 (“GCE”).
WHEREAS it is intended that discussions relating to an ethanol plant(s) to be based at Kellingley Colliery, near Knottingley, North Yorkshire (the “Reformation Project”).
1.	The “Reformation Project”
1.1
GCE shall construct, develop and implement a plant (“Plant”) on land provided by UKCML, which would remain under ownership of UKCML, at a location adjacent to Kellingley Colliery, west of the canal, or at some other location which both parties agree is mutually acceptable. This land shall be used for the implementation of this project, the purpose of which is to thermally treat a suitable coal based feed material into an appropriate fuel for purpose of generating electricity using a gas turbine generator, or any other purpose as required by UKCML, or other potential customers in the surrounding region;

1.2	It is agreed that thermal treatment Plant to be constructed and implemented would be able to process up to 125 tonnes per day of coal based fuel;
1.3
The Parties shall agree to determine the feasibility and profitability of a facility capable of processing 1,000 tonnes per day of a coal based fuel, supplied at an agreed specification, for the mutual benefit of the Parties;

1.4
Once 1.3 has been completed and the thermal treatment Plant processing 125 tonnes per day is fully operational, the Parties shall attempt to develop a facility capable of meeting the criterion of 1.3 above;

1.5	Either party may terminate this agreement with a notice period of three months.

2.	OTHER PROVISIONS
2.1	The parties agree that they shall use reasonable endeavours to cooperate with each other in order to accomplish the above, which will begin upon a time schedule to be mutually agreed upon;
2.2	During the “Reformation Project” described as above, UKCML will not engage or entertain any other offers from any third parties with respect to the contents of this Memorandum of Understanding;
2.3
Any breaches of existing environmental law or the introduction of any new environmental law relating to the matters contemplated by this Memorandum of Understanding, which results in either party being prevented wholly or in part from performing its obligations under this Memorandum of Understanding, then the affected party will be relieved from all liability in respect of any delay or failure in performing those obligations;

2.4	This Memorandum of Understanding supersedes any and all other Letters of Understanding or Memorandums of Understanding and can only be amended by mutual consent of the Parties.
AND THE PARTIES HAVE SIGNED this 7th day of April 2008;
UK COAL MINING LIMITED

/s/ P.E. Garner

Per: P.E. Garner 9/4/08
GLOBAL CLEAN ENERGY INC.

/s/ John Grob

Per: John Grob, President